Exhibit 99.1

Bank of the Ozarks, Inc. Announces Fourth Quarter and Full Year 2012 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 16, 2013--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the fourth quarter of 2012 was $20.7 million, a 17.6% increase from $17.6 million for the fourth quarter of 2011. Diluted earnings per common share for the fourth quarter of 2012 were $0.59, a 15.7% increase from $0.51 for the fourth quarter of 2011.

For the year ended December 31, 2012, net income totaled $77.0 million, a 24.0% decrease from $101.3 million for the year ended December 31, 2011. Diluted earnings per common share for 2012 were $2.21, a 24.8% decrease from $2.94 for 2011.

On December 31, 2012, the Company completed its acquisition of Genala Banc, Inc. (“Genala”) and its wholly-owned subsidiary, The Citizens Bank, in Geneva, Alabama. Because the transaction closed at the end of the business day for Genala on December 31, the Company’s results for the fourth quarter and the full year of 2012 include none of Genala’s operating results. However, the acquisition resulted in a gain, net of acquisition and conversion costs, of approximately $1.1 million after taxes, or approximately $0.03 of diluted earnings per common share. This was the Company’s only acquisition in 2012.

The Company’s results for the full year of 2011 included gains recognized on a total of three acquisitions, all of which were Federal Deposit Insurance Corporation (“FDIC”) assisted transactions. Two of these acquisitions occurred in the second quarter and one occurred in the first quarter of 2011. After taxes, gains on these acquisitions, net of acquisition and conversion costs, contributed approximately $36.1 million to net income for 2011, or approximately $1.05 to diluted earnings per common share. Although it made no acquisitions in the fourth quarter of 2011, the Company’s results for such quarter included after-tax costs related to finalizing systems conversions and other matters for FDIC-assisted acquisitions of approximately $0.5 million, or approximately $0.01 per diluted common share.

The Company’s annualized returns on average assets and average common stockholders’ equity for the fourth quarter of 2012 were 2.15% and 16.99%, respectively, compared to 1.80% and 16.80%, respectively, for the fourth quarter of 2011. Returns on average assets and average common stockholders’ equity for the full year of 2012 were 2.04% and 16.80%, respectively, compared to 2.70% and 27.04%, respectively, for 2011.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “The quarter just ended was an excellent conclusion to an excellent year. On the last day of the year, we closed our first traditional acquisition since 2003. This was our eighth acquisition, including FDIC-assisted transactions, in the past three years. Our fourth quarter loan and lease growth, even excluding loans acquired in acquisitions, was one of our best ever. For the full year of 2012, our loans and leases, excluding loans acquired in acquisitions, grew $235 million. Our strong organic loan and lease growth, combined with our excellent net interest margin, good efficiency ratio and favorable asset quality, made for a great finish to 2012 and position us well for the future.”

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”) and purchased loans not covered by loss share (“purchased non-covered loans”), were $2.12 billion at December 31, 2012, a 12.5% increase from $1.88 billion at December 31, 2011. Including covered loans and purchased non-covered loans, total loans and leases were $2.75 billion at December 31, 2012, a 2.3% increase from $2.69 billion at December 31, 2011.

Mr. Gleason stated, “Our balance of loans and leases outstanding, excluding covered loans and purchased non-covered loans, increased $85 million in the quarter just ended and $235 million for the full year of 2012. Our unfunded balance of closed loans increased $72 million during the fourth quarter and $456 million for the full year of 2012, growing from $313 million at December 31, 2011 to $769 million at December 31, 2012. This significant increase in our unfunded balance of closed loans has favorable implications for future growth in our balance of loans and leases outstanding.”

Deposits were $3.10 billion at December 31, 2012, a 5.3% increase compared to $2.94 billion at December 31, 2011.

Total assets were $4.04 billion at December 31, 2012, a 5.2% increase compared to $3.84 billion at December 31, 2011.

Common stockholders’ equity was $508 million at December 31, 2012, a 19.6% increase from $425 million at December 31, 2011. Book value per common share was $14.39 at December 31, 2012, a 16.8% increase from $12.32 at December 31, 2011. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, the issuance of stock as part of the Genala acquisition, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets increased to 12.57% at December 31, 2012, compared to 11.05% at December 31, 2011. Its ratio of tangible common stockholders’ equity to tangible total assets increased to 12.31% at December 31, 2012 compared to 10.77% at December 31, 2011.

NET INTEREST INCOME

Net interest income for the fourth quarter of 2012 was $43.8 million, a 4.5% decrease from $45.8 million for the fourth quarter of 2011. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.84% in the fourth quarter of 2012, a 21 basis point decrease from 6.05% in the fourth quarter of 2011. Average earning assets were $3.12 billion in the fourth quarter of 2012, a 1.1% decrease from $3.15 billion in the fourth quarter of 2011.

Net interest income for the year ended December 31, 2012 was $174.3 million, a 3.3% increase from $168.7 million for the year ended December 31, 2011. The Company’s net interest margin (FTE) for 2012 was 5.91%, a seven basis point increase from 5.84% for 2011. Average earning assets were $3.09 billion for 2012, a 1.7% increase from $3.04 billion for 2011.

NON-INTEREST INCOME

Non-interest income for the fourth quarter of 2012 was $18.8 million, a 45.4% increase from $13.0 million for the fourth quarter of 2011. Non-interest income for the full year of 2012 was $62.9 million, a 46.3% decrease from $117.1 million for 2011. Results for the fourth quarter and the full year of 2012 included a pre-tax bargain purchase gain of $2.4 million on the Genala acquisition. Results for the full year of 2011 included a pre-tax bargain purchase gain of $65.7 million on three FDIC-assisted acquisitions, none of which occurred in the fourth quarter of 2011.

Service charges on deposit accounts were $4.80 million in the fourth quarter of 2012, a 2.8% decrease from $4.94 million in the fourth quarter of 2011. Service charges on deposit accounts were a record $19.4 million for the full year of 2012, a 7.2% increase from $18.1 million for 2011.

Mortgage lending income was $1.48 million in the fourth quarter of 2012, an increase of 29.3% from $1.15 million in the fourth quarter of 2011. Mortgage lending income was a record $5.58 million for the full year of 2012, an increase of 70.4% from $3.28 million for 2011.

Trust income was $0.93 million for the fourth quarter of 2012, an increase of 14.4% from $0.81 million for the fourth quarter of 2011. Trust income was a record $3.46 million for the full year of 2012, an increase of 7.8% from $3.21 million for 2011.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $1.34 million in the fourth quarter of 2012, a decrease of 43.4% from $2.36 million in the fourth quarter of 2011. For the full year of 2012, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the FDIC clawback payable, was $7.38 million, a decrease of 27.3% from $10.14 million in 2011.

Other loss share income was $3.19 million in the fourth quarter of 2012, an increase of 112.8% from $1.50 million in the fourth quarter of 2011. Other loss share income was $10.64 million in the full year of 2012, an increase of 65.5% from $6.43 million in 2011.

Net gains on sales of other assets were $2.43 million in the fourth quarter of 2012 compared to $0.90 million in the fourth quarter of 2011. Net gains on sales of other assets were $6.81 million for the full year of 2012 compared to $3.74 million in 2011. The net gains on sales of other assets in each of these periods were primarily due to net gains on sales of foreclosed assets covered by FDIC loss share agreements.

The Company had net gains on investment securities of $0.05 million in the fourth quarter of 2012 compared to net losses of $0.06 million in the fourth quarter of 2011. Net gains on investment securities were $0.46 million for the full year of 2012 compared to $0.93 million in 2011.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2012 was $29.9 million, an increase of 1.9% from $29.3 million for the fourth quarter of 2011. Non-interest expense for the fourth quarter of 2012 included pre-tax acquisition and conversion costs of approximately $0.6 million related to the Genala acquisition. Non-interest expense for the fourth quarter of 2011 included pre-tax acquisition and conversion costs related to FDIC-assisted acquisitions of approximately $0.8 million.

The Company’s efficiency ratio for the fourth quarter of 2012 was 46.3% compared to 48.1% for the fourth quarter of 2011.

Non-interest expense for the full year of 2012 was $114.5 million, a decrease of 6.6% from $122.5 million for 2011. Non-interest expense for 2012 included pre-tax acquisition and conversion costs of approximately $0.6 million related to the Genala acquisition. Non-interest expense for 2011 included pre-tax acquisition and conversion costs related to FDIC-assisted acquisitions of approximately $6.3 million.

The Company’s efficiency ratio for 2012 was 46.6% compared to 41.6% for 2011.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At December 31, 2012, the carrying value of covered loans was $596 million, foreclosed assets covered by loss share was $53 million and the FDIC loss share receivable was $152 million. At December 31, 2011, the carrying value of covered loans was $807 million, foreclosed assets covered by loss share was $73 million and the FDIC loss share receivable was $279 million.

Purchased non-covered loans include a small volume of non-covered loans acquired in FDIC-assisted acquisitions and loans acquired in the Genala acquisition and are initially recorded at fair value on the date of purchase. Purchased non-covered loans that contain evidence of credit deterioration on the date of purchase are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. All other purchased non-covered loans are presented in the Company’s financial reports at their initial fair value, adjusted for subsequent advances, pay downs, amortization or accretion of any premium or discount on purchase, charge-offs and any other adjustment to carrying value. The carrying value of purchased non-covered loans was $41.5 million at December 31, 2012 and $4.8 million at December 31, 2011.

Excluding covered loans and purchased non-covered loans, nonperforming loans and leases as a percent of total loans and leases were 0.43% at December 31, 2012 compared to 0.70% at December 31, 2011 and 0.43% at September 30, 2012.

Excluding covered loans and foreclosed assets covered by loss share and purchased non-covered loans, nonperforming assets as a percent of total assets were 0.57% at December 31, 2012 compared to 1.17% at December 31, 2011 and 0.59% at September 30, 2012.

Excluding covered loans and purchased non-covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 0.73% at December 31, 2012 compared to 1.53% at December 31, 2011 and 0.61% at September 30, 2012.

The Company’s net charge-offs for the fourth quarter of 2012 were $2.5 million compared to $4.2 million for the fourth quarter of 2011. The Company’s net charge-offs for the fourth quarter of 2012 included $1.5 million for non-covered loans and leases and $1.0 million for covered loans. The Company’s net charge-offs for the fourth quarter of 2011 included $3.9 million for non-covered loans and leases and $0.3 million for covered loans. Net charge-offs for covered loans are reported net of applicable FDIC loss share receivable amounts.

The Company’s annualized net charge-off ratio for its non-covered loans and leases was 0.28% for the fourth quarter of 2012 compared to 0.84% for the fourth quarter of 2011 and 0.32% for the third quarter of 2012. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, was 0.37% for the fourth quarter of 2012 compared to 0.62% for the fourth quarter of 2011 and 0.48% for the third quarter of 2012.

The Company’s net charge-offs for the full year of 2012 were $12.2 million compared to $12.8 million for 2011. The Company’s net charge-offs for 2012 included $6.0 million for non-covered loans and leases and $6.2 million for covered loans. The Company’s net charge-offs for 2011 included $12.5 million for non-covered loans and leases and $0.3 million for covered loans.

The Company’s net charge-off ratio for its non-covered loans and leases was 0.30% for the full year of 2012 compared to 0.69% for 2011. The Company’s net charge-off ratio for all loans and leases, including covered loans, was 0.46% for 2012 compared to 0.49% for 2011.

For the fourth quarter of 2012, the Company’s provision for loan and lease losses decreased to $2.5 million, which included $1.5 million for non-covered loans and leases and $1.0 million for covered loans. For the fourth quarter of 2011, the Company’s provision for loan and lease losses was $4.3 million, which included $4.0 million for non-covered loans and leases and $0.3 million for covered loans. For the full year of 2012, the Company’s provision for loan and lease losses was $11.7 million, which included $5.5 million for non-covered loans and leases and $6.2 million for covered loans. For the full year of 2011, the Company’s provision for loan and lease losses was $11.8 million, which included $11.5 million for non-covered loans and leases and $0.3 million for covered loans.

The Company’s allowance for loan and lease losses was $38.7 million at December 31, 2012, compared to $39.2 million at December 31, 2011, and $38.7 million at September 30, 2012. The Company had no allowance for covered loans or purchased non-covered loans at December 31, 2012 or 2011 or September 30, 2012. The Company’s allowance for loan and lease losses as a percentage of total loans and leases, excluding covered loans and purchased non-covered loans, was 1.83% at December 31, 2012, compared to 2.08% at December 31, 2011, and 1.90% at September 30, 2012.

ACQUISITION

On December 31, 2012, the Company completed its acquisition of Genala in a transaction valued at approximately $27.5 million. The Company paid $13.4 million of cash and issued 423,616 shares of its common stock valued at approximately $14.1 million in exchange for all outstanding shares of Genala common stock.

Genala was the holding company for The Citizens Bank, which operated one banking office in Geneva, Alabama. During the fourth quarter of 2012, the Company recognized a pre-tax bargain purchase gain of $2.4 million and incurred pre-tax acquisition and conversion costs of approximately $0.6 million related to such acquisition. The transaction was accretive to the Company’s book value per common share, tangible book value per common share, and diluted earnings per common share.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Thursday, January 17, 2013. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-455-2296 up to ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 2734257. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted or traditional acquisitions; problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to achieve growth in loans, leases and deposits, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2011 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 117 offices, including 66 Arkansas offices, 28 Georgia offices, 13 Texas offices, four Florida offices, three Alabama offices, two North Carolina offices and one South Carolina office. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Years Ended
	December 31,			December 31,
	2012	2011	% Change	2012	2011	% Change
Income statement data:
Net interest income	$43,771	$45,839	(4.5)%	$174,346	$168,734	3.3%
Provision for loan and lease losses	2,533	4,275	(40.7)	11,745	11,775	(0.3)
Non-interest income	18,848	12,964	45.4	62,860	117,083	(46.3)
Non-interest expense	29,891	29,339	1.9	114,462	122,531	(6.6)
Net income available to common stockholders	20,667	17,570	17.6	77,044	101,321	(24.0)

Common stock data:
Net income per share – diluted	$0.59	$0.51	15.7%	$2.21	$2.94	(24.8)%
Net income per share – basic	0.59	0.51	15.7	2.22	2.96	(25.0)
Cash dividends per share	0.14	0.10	40.0	0.50	0.37	35.1
Book value per share	14.39	12.32	16.8	14.39	12.32	16.8
Diluted shares outstanding (thousands)	35,096	34,712		34,888	34,482
End of period shares outstanding (thousands)	35,272	34,464		35,272	34,464

Balance sheet data at period end:
Assets	$4,040,207	$3,841,651	5.2%	$4,040,207	$3,841,651	5.2%
Loans and leases	2,115,834	1,880,483	12.5	2,115,834	1,880,483	12.5
Purchased loans not covered by loss share	41,534	4,799	765.5	41,534	4,799	765.5
Loans covered by loss share	596,239	806,922	(26.1)	596,239	806,922	(26.1)
Allowance for loan and lease losses	38,738	39,169	(1.1)	38,738	39,169	(1.1)
Foreclosed assets covered by loss share	52,951	72,907	(27.4)	52,951	72,907	(27.4)
FDIC loss share receivable	152,198	279,045	(45.5)	152,198	279,045	(45.5)
Investment securities	494,266	438,910	12.6	494,266	438,910	12.6
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	6,584	6,964	(5.5)	6,584	6,964	(5.5)
Deposits	3,101,055	2,943,919	5.3	3,101,055	2,943,919	5.3
Repurchase agreements with customers	29,550	32,810	(9.9)	29,550	32,810	(9.9)
Other borrowings	280,763	301,847	(7.0)	280,763	301,847	(7.0)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	507,664	424,551	19.6	507,664	424,551	19.6
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	10,783	9,327		10,783	9,327
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	88.80%	91.45%		88.80%	91.45%

Selected ratios:
Return on average assets*	2.15%	1.80%		2.04%	2.70%
Return on average common stockholders’ equity*	16.99	16.80		16.80	27.04
Average common equity to total average assets	12.68	10.70		12.13	9.98
Net interest margin – FTE*	5.84	6.05		5.91	5.84
Efficiency ratio	46.25	48.09		46.58	41.56
Net charge-offs to average loans and leases*(1)	0.28	0.84		0.30	0.69
Nonperforming loans and leases to total loans and leases(2)	0.43	0.70		0.43	0.70
Nonperforming assets to total assets(2)	0.57	1.17		0.57	1.17
Allowance for loan and lease losses to total loans and leases(2)	1.83	2.08		1.83	2.08

Other information:
Non-accrual loans and leases(2)	$9,109	$12,206		$9,109	$ 12,206`
Accruing loans and leases – 90 days past due(2)	-	-		-	-
Troubled and restructured loans and leases(2)	-	1,000		-	1,000
ORE and repossessions(2)	13,924	31,762		13,924	31,762
Impaired covered loans	38,463	1,854		38,463	1,854

* Ratios for interim periods annualized based on actual days.
(1) Excludes loans covered by FDIC loss share agreements and net charge-offs related to such loans.
(2) Excludes purchased loans not covered by FDIC loss share agreements and loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	3/31/11	6/30/11	9/30/11	12/31/11	3/31/12	6/30/12	9/30/12	12/31/12
Earnings Summary:
Net interest income	$36,083	$42,476	$44,336	$45,839	$43,833	$42,298	$44,444	$43,771
Federal tax (FTE) adjustment	2,318	2,235	2,256	2,210	2,288	2,151	2,087	2,009
Net interest income (FTE)	38,401	44,711	46,592	48,049	46,121	44,449	46,531	45,780
Provision for loan and lease losses	(2,250)	(3,750)	(1,500)	(4,275)	(3,076)	(3,055)	(3,080)	(2,533)
Non-interest income	12,990	75,058	16,071	12,964	13,810	15,710	14,491	18,848
Non-interest expense	(26,192)	(35,200)	(31,800)	(29,339)	(28,607)	(27,282)	(28,682)	(29,891)
Pretax income (FTE)	22,949	80,819	29,363	27,399	28,248	29,822	29,260	32,204
FTE adjustment	(2,318)	(2,235)	(2,256)	(2,210)	(2,288)	(2,151)	(2,087)	(2,009)
Provision for income taxes	(6,004)	(28,380)	(8,220)	(7,604)	(7,950)	(8,584)	(7,883)	(9,519)
Noncontrolling interest	3	13	17	(15)	(1)	5	(15)	(9)
Net income available to common stockholders	$14,630	$50,217	$18,904	$17,570	$18,009	$19,092	$19,275	$20,667

Earnings per common share – diluted *	$0.43	$1.46	$0.55	$0.51	$0.52	$0.55	$0.55	$0.59

Non-interest Income:
Service charges on deposit accounts	$3,838	$4,586	$4,734	$4,936	$4,693	$4,908	$5,000	$4,799
Mortgage lending income	681	634	815	1,147	1,101	1,328	1,672	1,483
Trust income	782	803	810	811	774	888	865	928
Bank owned life insurance income	568	575	585	580	576	567	598	1,027
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	1,998	2,923	2,861	2,359	2,305	2,035	1,699	1,336
Other loss share income, net	971	984	2,976	1,501	1,983	3,197	2,270	3,194
Gains (losses) on investment securities	152	199	638	(56)	1	402	-	55
Gains on sales of other assets	407	705	1,727	899	1,555	1,397	1,425	2,431
Gains on merger and acquisition transactions	2,952	62,756	-	-	-	-	-	2,403
Other	641	893	925	787	822	988	962	1,192
Total non-interest income	$12,990	$75,058	$16,071	$12,964	$13,810	$15,710	$14,491	$18,848

Non-interest Expense:
Salaries and employee benefits	$11,647	$14,817	$14,597	$15,202	$14,052	$14,574	$15,040	$15,362
Net occupancy expense	3,106	3,775	4,301	3,522	3,878	3,650	4,105	4,160
Other operating expenses	11,211	16,172	12,398	10,106	10,168	8,549	9,028	9,860
Amortization of intangibles	228	436	504	509	509	509	509	509
Total non-interest expense	$26,192	$35,200	$31,800	$29,339	$28,607	$27,282	$28,682	$29,891

Allowance for Loan and Lease Losses:
Balance at beginning of period	$40,230	$39,225	$39,124	$39,136	$39,169	$38,632	$38,862	$38,672
Net charge-offs	(3,255)	(3,851)	(1,488)	(4,242)	(3,613)	(2,825)	(3,270)	(2,467)
Provision for loan and lease losses	2,250	3,750	1,500	4,275	3,076	3,055	3,080	2,533
Balance at end of period	$39,225	$39,124	$39,136	$39,169	$38,632	$38,862	$38,672	$38,738

Selected Ratios:
Net interest margin - FTE**	5.61%	5.80%	5.90%	6.05%	5.98%	5.84%	5.97%	5.84%
Efficiency ratio	50.97	29.39	50.75	48.09	47.73	45.35	47.00	46.25
Net charge-offs to average loans and leases**(1)	0.72	0.85	0.33	0.84	0.44	0.18	0.32	0.28
Nonperforming loans and leases to total loans and leases(2)	0.74	1.07	1.20	0.70	0.60	0.49	0.43	0.43
Nonperforming assets to total assets(2)	1.60	1.38	1.44	1.17	0.76	0.63	0.59	0.57
Allowance for loan and lease losses to total loans and leases(2)	2.18	2.18	2.11	2.08	2.04	1.96	1.90	1.83
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(2)	2.15	2.40	1.86	1.53	0.83	0.74	0.61	0.73

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Annualized based on actual days.
(1) Excludes loans covered by FDIC loss share agreements and net charge-offs related to such loans.
(2) Excludes purchased loans not covered by FDIC loss share agreements and loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Quarters Ended December 31,						Years Ended December 31,
	2012			2011			2012			2011
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$900	$3	1.30%	$850	$3	1.32%	$1,078	$8	0.74%	$1,609	$36	2.24%
Investment securities:
Taxable	98,454	773	3.12	88,250	691	3.11	88,182	2,950	3.35	98,270	3,013	3.07
Tax-exempt – FTE	330,401	5,729	6.90	347,264	6,296	7.19	335,784	24,318	7.24	345,454	25,695	7.44
Loans and leases – FTE	2,063,608	30,169	5.82	1,877,590	29,574	6.25	1,965,612	115,386	5.87	1,830,779	113,308	6.19
Covered loans	622,755	14,110	9.01	835,358	18,016	8.56	704,283	61,820	8.78	767,079	66,135	8.62
Total earning assets – FTE	3,116,118	50,784	6.48	3,149,312	54,580	6.88	3,094,939	204,482	6.61	3,043,191	208,187	6.84
Non-interest earning assets	702,343			727,363			684,892			712,100
Total assets	$3,818,461			$3,876,675			$3,779,831			$3,755,291

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,634,983	$1,062	0.26%	$1,592,897	$1,443	0.36%	$1,579,909	$4,579	0.29%	$1,524,082	$8,297	0.54%
Time deposits of $100,000 or more	327,313	328	0.40	412,192	813	0.78	351,002	1,867	0.53	438,030	4,032	0.92
Other time deposits	405,753	455	0.45	529,434	1,063	0.80	444,451	2,536	0.57	569,428	5,357	0.94
Total interest bearing deposits	2,368,049	1,845	0.31	2,534,523	3,319	0.52	2,375,362	8,982	0.38	2,531,540	17,686	0.70
Repurchase agreements with customers	32,245	7	0.09	38,731	21	0.21	34,776	47	0.13	39,638	174	0.44
Other borrowings	280,766	2,702	3.83	310,175	2,739	3.50	291,678	10,723	3.68	296,195	10,835	3.66
Subordinated debentures	64,950	450	2.75	64,950	452	2.76	64,950	1,848	2.85	64,950	1,740	2.68
Total interest bearing liabilities	2,746,010	5,004	0.72	2,948,379	6,531	0.88	2,766,766	21,600	0.78	2,932,323	30,435	1.04
Non-interest bearing liabilities:
Non-interest bearing deposits	527,160			438,767			492,299			392,780
Other non-interest bearing liabilities	57,795			71,273			58,746			52,102
Total liabilities	3,330,965			3,458,419			3,317,811			3,377,205
Common stockholders’ equity	484,062			414,843			458,595			374,664
Noncontrolling interest	3,434			3,413			3,425			3,422
Total liabilities and stockholders’ equity	$3,818,461			$3,876,675			$3,779,831			$3,755,291

Net interest income – FTE		$45,780			$48,049			$182,882			$177,752
Net interest margin – FTE			5.84%			6.05%			5.91%			5.84%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217